Exhibit 10.1

UNITED RENTALS, INC.
DEFERRED COMPENSATION PLAN
(as amended and restated, effective December 16, 2008)

          The United Rentals, Inc. Deferred Compensation Plan originally was adopted effective January 1, 2003, to provide a select group of management and highly compensated employees of United Rentals, Inc. with the opportunity to defer the receipt of compensation as described below. It is amended and restated, effective December 16, 2008, to conform to the requirements of Section 409A of the Code and to make other revisions determined by the Board to be appropriate.

          This Plan is intended to be “a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted and administered in a manner consistent with that intent. The Plan is intended to comply with the provisions of section 409A of the Code and shall be interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

SECTION 1 - DEFINITIONS

1.1 “Account” means the bookkeeping account or accounts established and maintained for a Participant under the provisions of Section 3 of this Plan.

1.2   “Beneficiary” means a Participant’s beneficiary or beneficiaries as designated by the Participant in a manner prescribed by the Committee. A Participant may change a beneficiary at anytime. In the absence of a beneficiary designation by the Participant, the Participant’s beneficiary shall be deemed to be his legal spouse and, in the event that there is no legal spouse, the Participant’s estate.

1.3 “Board” means the Board of Directors of United Rentals, Inc.

1.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.5 “Committee” means the committee appointed by the Board to operate and administer the Plan on behalf of the Company in accordance with the provisions of Section 8 of this Plan.

1.6 “Company” means United Rentals, Inc. or any company that is a successor as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.

1.7   “Compensation” means a Participant’s (i) Salary, (ii) Annual Bonus Plan award, (iii) payments under the LTIP and (iv) any other bonus (whether or not discretionary) paid by the Company to the Participant in cash and that is designated by the Committee as eligible for deferral under the Plan.

1.8 “Deferral Contribution” means Compensation, the payment of which is deferred by a Participant in accordance with Section 3 of this Plan.

1.9 “Deferral Election” means an election made pursuant to a Deferral Election Agreement to defer Compensation under this Plan.

1.10   “Deferral Election Agreement” means the written agreement entered into between an Eligible Employee and the Company pursuant to which the Eligible Employee elects to make Deferral Contributions to this Plan.

1.11 “Deferral Period” means the period of deferral selected by a Participant under Section 3.2 of this Plan.

1.12 “Discretionary Contribution” means the Company contribution described in Section 3.5 of this Plan.

1.13 “Earnings” means the adjustments to Account balances in accordance with Section 6 of this Plan.

1.14   “Eligible Employee” means an employee of the Company who is a member of select group of management or who is a highly compensated employee of the Company, and who is designated eligible for Plan participation by the Committee, in its sole and absolute discretion.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16   “Grandfathered Account” means a separate sub-account reflecting the amount, if any, that was credited to a Participant’s Account and vested before January 1, 2005, together with any Earnings with respect to such amount.

1.17 “LTIP” means the Company’s Long Term Incentive plan, as it may be amended from time to time, and any successor plan.

1.18   “Participant” means any Eligible Employee who meets the requirements of Section 2.2 of this Plan and, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

1.19 “Plan” means the United Rentals, Inc. Deferred Compensation Plan, as amended from time to time.

1.20 “Plan Year” means the twelve-month period commencing January 1, 2003 and each twelve-month period commencing on each January 1 thereafter.

1.21  “Salary” means fifty percent (50%) of a Participant’s base bi-weekly cash compensation rate for services paid by the Company to the Participant. Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, noncash compensation, fringe benefits (cash and noncash), reimbursements or other expense allowances or any other additional compensation and shall not include amounts reduced pursuant to a Participant’s salary reduction agreement under Section 125 or Section 401(k) of the Code (if any) or a nonqualified elective deferred compensation arrangement (other than this Plan) or any other deductions for premium payments or offsets with regard to any health or welfare plan to the extent that in each such case the reduction is to base cash compensation.

1.22   “Termination of Employment” means a Participant’s separation from service with the Company, as defined in applicable Treasury Regulations pursuant to section 409A, for any reason, including, without limitation, as result of a Participant’s disability, retirement or death.

1.23 “Trust” means any trust fund established pursuant to Section 10 of this Plan.

1.24 “Valuation Date” means the day as soon as administratively practicable following a distribution request.

SECTION 2 - ELIGIBILITY AND PARTICIPATION

2.1   ELIGIBILITY. An individual shall be eligible to participate in the Plan effective as of the first of the month coinciding with or next following the date on which the individual first becomes an Eligible Employee. An individual who was eligible to participate in the Plan and subsequently was ineligible to participate in the Plan for a period of less than 24 consecutive months, whether or not the individual remained employed by the Company while ineligible, shall again be eligible to participate as of the first day of the Plan Year coinciding with or next following the date such individual again becomes an Eligible Employee.

2.2   PARTICIPATION. Participation in this Plan shall be limited to Eligible Employees. An Eligible Employee shall become a Participant upon the timely filing of a completed Deferral Election Agreement and acceptance of such form by the Company in accordance with Section 3.1 hereof. An individual who becomes a Participant in the Plan shall remain a Participant until the benefits payable to the individual under the Plan have been fully distributed to or on behalf of the individual.

2.3   SUSPENSION OF ELIGIBILITY. The Committee (or the Board of Directors if the affected Participant is a Committee member) may, in its sole and absolute discretion, terminate an individual’s participation in the Plan, which termination shall be effective as of the beginning of the next Plan Year. The Account of any such terminated Participant shall continue to be adjusted in accordance with Section 6 until fully distributed.

2.4   CHANGE IN STATUS. A Participant who ceases to be an Eligible Employee but who continues to be an employee of the Company shall continue to make Deferral Contributions pursuant to his or her Deferral Election until the end of such Plan Year. The Account of any such ineligible employee shall continue to be adjusted in accordance with Section 6 until fully distributed.

2.5   RE-EMPLOYMENT. A Participant who becomes an employee of the Company subsequent to any earlier termination of employment with the Company, shall again become a Participant in the Plan only in accordance with the provisions of this Section 2.

SECTION 3 - PLAN ELECTIONS AND CONTRIBUTIONS

3.1   ELECTION TO DEFER COMPENSATION. An election to defer Compensation under this Plan shall be made pursuant to a Deferral Election Agreement filed with the Company on or before the December 15 of the Plan Year preceding the Plan Year to which the salary or bonus payments relate. With respect to LTIP payments, the Deferral Election Agreement must be filed with the Company within 30 days following the grant of the LTIP award, provided that such date is at least 12 months before the award vests. Other than with respect to deferral of LTIP payments, a timely filed Deferral Election Agreement shall remain in effect for all subsequent Plan Years until a new Deferral Election Agreement is delivered by the Participant to the Company pursuant to this Section 3.1. The Deferral Election Agreement shall indicate the percentage of Compensation to be deferred under the Plan for the Plan Year, subject to a minimum annual Deferral Contribution amount of $5,000. A Deferral Election Agreement shall also indicate the date on which the payment of deferred Compensation for the year shall begin and the period over which the amount shall be paid, as described in Section 7.1 hereof. Except as otherwise provided herein, a Deferral Election shall be irrevocable.

3.2   CREDITING OF DEFERRAL CONTRIBUTIONS. Deferral Contributions shall be credited to a Participant’s Account as a book entry concurrently with the date the Participant would have been paid the Compensation, but for the Deferral Election.

3.3   CANCELLATION OF CONTRIBUTIONS. Notwithstanding the foregoing, a Participant’s Deferral Election shall be cancelled at any time that (i) contributions must be suspended in accordance with Section 1.401(k)-1(d)(2)(iv)(B)(4) of the Income Tax Regulations as a condition of the Participant’s receipt of a hardship withdrawal from any plan of the Company that includes a qualified cash or deferred arrangement under Code Section 401(k), or (ii) that a distribution is made pursuant to Section 7.2. In such a case, the Participant must make a new Deferral Election pursuant to Section 3.1 in order to again make Deferral Contributions.

3.4   COMPANY DISCRETIONARY CONTRIBUTIONS. The Company may elect to make Discretionary Contributions to the Account of one or more Participants in such amounts and to such Participants as the Committee may determine, in its sole and absolute discretion. Nothing in this Plan shall obligate the Company to make Discretionary Contributions for the benefit of Participants in any Plan Year, nor to make identical Discretionary Contributions for the benefit of selected Participants in any Plan Year. The Company expressly reserves the right to make Discretionary Contributions to such Participants and in such amount or such proportions as it deems warranted or appropriate; provided, however, the Company shall not discriminate against any Participant in making such contributions under this provision on the basis of such Participant’s race, nationality, religion, gender, marital status or disability. Nothing in this Plan or any other agreement or document shall represent or be construed to represent an obligation or promise of the Company to make Discretionary Contributions on behalf of a Participant at any time. With respect to any Discretionary Contributions, the Company shall (i) permit Participants to elect the date on which the payment of such Discretionary Contributions shall begin and the period over which the amount shall be paid, which election shall be made prior to the beginning of the year for which the Discretionary Contributions are being made or (ii) prior to the date such Discretionary Contributions are made, designate the date on which the payment of such Discretionary Contributions shall begin and the period over which the amount shall be paid.

3.5 ELECTION ADMINISTRATION. All Deferral Elections, and changes thereto under this Section 3, shall be made in the form, and in accordance with rules established by the Committee from time to time.

SECTION 4 - VESTING

4.1   DEFERRAL CONTRIBUTIONS. The portion of a Participant’s Account balance attributable to Deferral Contributions, as adjusted in accordance with Section 6 hereof, shall be one hundred percent (100%) vested at all times.

4.2   COMPANY DISCRETIONARY CONTRIBUTIONS. The portion of a Participant’s Account balance attributable to any Company Discretionary Contributions, as adjusted in accordance with Section 6 hereof, shall vest in accordance with the vesting schedule established by the Company at the time the contribution is made.

4.3   FORFEITURES. Any portion of a Participant’s Account balance that remains unvested upon a Participant’s Termination of Employment shall be forfeited by the Participant effective upon such termination and neither the Participant nor any Beneficiary of the Participant shall have any right to such forfeited amount. The portion of any Account balance that is forfeited shall be applied against the Company’s future obligations under the Plan.

SECTION 5 - FUNDING OBLIGATIONS OF THE COMPANY

5.1   GENERALLY. Benefits are payable as they become due irrespective of any actual investments the Company makes to meet its obligations hereunder. Neither the Company nor the trustee of any Trust (in the event the Company elects to use a grantor trust to accumulate funds in accordance with the provisions of Section 10, hereof) shall be obligated to purchase or maintain any asset. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured creditor of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and a Participant or any other persons, or to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Company.

5.2   LIFE INSURANCE. Notwithstanding any provision contained herein to the contrary, the Company expressly reserves the right to acquire life insurance policies on the lives of Participants to satisfy its obligations to pay benefits to such Participants and their Beneficiaries. As a condition of participation in the Plan, each Participant agrees to cooperate with the Company and the reputable insurance company of the Company’s choosing in applying for, obtaining and renewing such policies. In the event that the Company does acquire such policies, the Company alone shall have the right to exercise the incidents of ownership over such policies, including the right to designate a beneficiary and to receive the proceeds of such policies, and no Participant or Beneficiary shall have any right in or claim against neither such policies nor the proceeds thereof.

SECTION 6 - MEASUREMENT OF EARNINGS

6.1   CREDITING OF EARNINGS. The Committee shall credit Earnings to Account balances on a daily basis or on such other dates as may be selected by the Committee from time to time, in accordance with this Section 6. Notwithstanding anything in this Plan to the contrary, the Company shall not be required to invest Account balances amounts in any particular manner.

6.2   PARTICIPANT DEEMED INVESTMENT ELECTION. The Committee may, in its sole discretion, permit Participants to select measuring alternatives, in writing on a form prescribed by the Committee or by telephonic or electronic transmission, from among the various indices offered by the Committee from time to time. Subject to rules established by the Committee, a Participant may elect to measure Earnings based upon one or more indices in any combination. In the event that various measuring indices are made available, a Participant may elect to change measuring indices daily, in whole percentages, or at such other times as prescribed by the Committee, in its sole discretion, subject to such notice and other administrative procedures as established by the Committee. If a Participant fails to make an initial election under this Section 6.1, the Participant’s Account Earnings shall be measured as if the Account balance was invested in a money market fund.

6.3 RULES AND PROCEDURES. The Committee shall establish rules and procedures for the crediting of Earnings and the election of measuring alternatives pursuant to this Section 6.

SECTION 7 - DISTRIBUTIONS

          7.1   DISTRIBUTIONS.

               7.1.1   Generally. Subject to this Section 7, Account balances shall be distributed at the time or times, and in the form selected by a Participant, as indicated on a timely filed Deferral Election Agreement, in accordance with the rules and procedures established by the Committee from time to time, in its sole and absolute discretion. A Participant may elect a separate distribution time and form with respect to each Deferral Election Agreement, provided, however, that if the present value of a Participant’s Account does not exceed $25,000, the Participant’s entire Account will be paid in a lump sum, as set forth below.

               7.1.2   Scheduled In-Service Distribution. An in-service distribution may commence any time after the end of the second year following the year of deferral and may be distributed in a single lump sum or up to five (5) equal annual installments during February of the applicable year, as elected by the Participant on the applicable Deferral Election Agreement. If as of the date of any such distribution, the present value of a Participant’s Account does not exceed $25,000, the Participant’s entire Account will be paid in a lump sum on the date of such distribution.

               7.1.3   Distributions Upon Termination – Grandfathered Accounts. Distribution of Grandfathered Accounts may be deferred until termination of a Participant’s employment. Distributable amounts of less than $25,000 shall be paid in a lump sum. Distributable amounts of $25,000 or more may be paid in accordance with the following table:

Years of Service at Termination	Distribution Options

Less than 5	Lump Sum

5 but less than 10	5 Equal Annual Installments or Lump Sum

10 but less than 15	5 or 10 Equal Annual Installments; Lump Sum

15 or more	5, 10 or 15 Equal Annual Installments; Lump Sum

          Notwithstanding the foregoing, if a Participant’s termination of employment is due to a long-term disability (as defined in the Company’s long-term disability plan), the years of service requirement for installment distributions shall be waived.

               7.1.4   Distributions Upon Termination – Accounts other than Grandfathered Accounts. Distribution of Accounts other than Grandfathered Accounts may be deferred until termination of a Participant’s employment. If, as of the Participant’s termination of employment or as of the date of any distribution pursuant to this Section 7.1.4, the present value of a Participant’s Account does not exceed $25,000, such Participant’s entire Account shall be paid in a lump sum during the calendar quarter following the calendar quarter in which the termination of employment or the date of such distribution, as applicable, occurs. Distributable amounts that are not paid as set forth in the preceding sentence may be paid in a lump sum during the calendar quarter following the calendar quarter in which the termination of employment occurs or in up to 15 annual installments during February of the applicable year, as elected by the Participant on the applicable Deferral Election Agreement.

               7.1.5   Method of Election; Change of Election. A Participant shall indicate the payment date and method of payment of a Deferral Contribution on a timely filed Deferral Election Agreement as specified in Section 3.1 hereof. A Participant may postpone payment of the individual’s Account balance (whether by changing the payment commencement date or method of payment) a total of no more than 2 times; provided that (i) any change in a distribution date or commencement date must be submitted to the Company at least 12 months prior to the existing distribution date, (ii) other than with respect to Grandfathered Accounts, the new distribution date must be at least 5 years after the then existing distribution date; and (iii) no change in payment date or payment form shall be permitted after payment has begun. With respect to payments scheduled to be made in equal annual installments, the election to postpone payments must be made at least 12 months prior to the existing distribution date for the first payment of such installments and other than with respect to Grandfathered Accounts, the new distribution date must be at least 5 years after the then existing distribution date for the first payment of such installments.

               7.1.6   Special Election Changes.

                    7.1.6.1   2007 Special Election. Notwithstanding the foregoing, a Participant may change a previous election with respect to one or more of the 2004/2005, 2005, 2006 or 2007 Plan Years, provided that the deferred amounts with respect to any such Plan Year is not scheduled to be distributed in whole or in part prior to January 1, 2008, and further provided that such new election cannot provide for a distribution in whole or in part in 2007. Such an election shall be made in the manner and at the time determined by the Committee, but in no event may such an election be made after December 7, 2007.

                    7.1.6.2   2008 Special Election. Notwithstanding the foregoing, a Participant may change a previous election with respect to one or more of the 2004/2005, 2005, 2006, 2007 or 2008 Plan Years, provided that the deferred amounts with respect to any such Plan Year is not scheduled to be distributed in whole or in part prior to January 1, 2009, and further provided that such new election cannot provide for a distribution in whole or in part in 2008. Such an election shall be made in the manner and at the time determined by the Committee, but in no event may such an election be made after December 7, 2008.

                    7.1.6.3   Change in Control Special Election. Notwithstanding the foregoing, a Participant may change a previous election with respect to such Participant’s Account to provide for a distribution of such Participant’s Account upon the later of (i) a Change in Control and (ii) January 2, 2008 if the election change was made before December 31, 2007, and January 2, 2009, if the election change is made after December 31, 2007 and before December 31, 2008. Such an election may not be made in 2007 with respect to deferred amounts scheduled to be distributed in whole or in part prior to January 1, 2008 and may not be made in 2008 with respect to deferred amounts scheduled to be distributed in whole or in part prior to January 1, 2009. Such an election shall be made in the manner and at the time determined by the Committee, but in no event may such an election be made after December 31, 2008.

          7.2   HARDSHIP.

               7.2.1   Hardship Payment. In the event of a Participant’s Hardship (as defined below), the Participant may apply to the Committee for the distribution of all or any part of the individual’s vested Account balance. For purposes of this Section 7.2, the value of a Participant’s Account shall be determined as of the applicable Valuation Date.

               7.2.2   Definition of Hardship. For the purposes of this Section 7.2, a Participant shall experience a “Hardship” if, and only if, such Participant experiences an immediate and heavy financial need and the withdrawal is necessary to pay for expenses directly resulting from an “Unforeseeable Emergency.” An Unforeseeable Emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances constituting an Unforeseeable Emergency shall depend upon the facts of each case, but in no event shall a distribution on account of an Unforeseeable Emergency be made to the extent that such Hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or (iii) by cessation of deferrals under this Plan and/or under any cash-or-deferred arrangement maintained by the Company. In addition to the requirements set forth in clauses (i), (ii) and (iii) above, as a precondition to a Hardship, a Participant must have obtained all distributions, other than hardship distributions of salary reduction contributions under a cash-or-deferred arrangement maintained by any employer pursuant to plan qualified under Section 401(a) of the Code which contains a cash-or-deferred arrangement, currently available under all plans maintained by any employer.

               7.2.3   Procedure. A Participant must request a Hardship distribution on a form provided by and filed with the Committee no later than the 60th day after the event causing the Hardship or, if more than one event shall cause the Hardship, the last of such events. The Participant shall, no later than the 70th day after such event or last such event, as the case may be, provide such information and documentation as the Committee shall require in order to substantiate the existence of the Hardship and to calculate the amount to which the Participant may be entitled by reason thereof, provided, however, that if, due to circumstances beyond the control of the Participant, the Participant is unable to provide such information within such period, the Participant shall provide such information as soon as practicable after such period. The Committee shall, no later than the 90th day after such event or last such event, as the case may be, make a determination as to whether a Hardship exists, and the amount, if any, to which the Participant may be entitled, and pay such amount on the 90th day, provided, however, that pursuant to Treasury Regulation section 1.409A-3(d), if Participant is unable to timely provide necessary information, the Committee’s determination and payment shall be within 30 days of the date Participant provides such information. The Committee may take into account in making such determination whether and the extent to which the Participant provided any necessary information in a timely manner.

               7.2.4   Payment. The amount determined by the Committee to be payable by reason of a Hardship shall be paid in a single cash lump sum on the 90th day after the event causing the Hardship or, if more than one event shall cause the Hardship, the last of such events.

7.3   ACCELERATION OF PAYMENTS. Notwithstanding anything in this Plan to the contrary, solely with respect to Grandfathered Accounts, the Committee may, in its sole and absolute discretion, permit a Participant to receive accelerated payment of all of the Participant’s vested Account balance (whether or not such benefit is then in pay status). Any such request shall be made in a written application to the Committee. If approved by the Committee, the accelerated payment shall be made in a lump sum payment as soon as administratively feasible following such approval. The amount of the payment shall be equal to the value of the Participant’s vested Account balance as of the applicable Valuation Date, less the “Applicable Forfeiture Amount.” The Applicable Forfeiture Amount shall be ten percent (10%) of the vested value of the affected Account as of the applicable Valuation Date. If a Participant is an employee of the Company at the time the individual elects to have payment of the individual’s vested Account Balance accelerated, the Participant will be ineligible to make Deferrals Contributions hereunder for the Plan Year following the receipt of such payments and a number of days in the second Plan Year following the receipt of such payments equal to the number of days between the date of such payment and the end of the Plan Year in which such payment is made.

7.4   DISTRIBUTIONS AS A RESULT OF TAX DETERMINATION. Notwithstanding any provision in this Plan to the contrary, if, at any time, a court or the Internal Revenue Service determines that any amounts credited to a Participant’s Account under the Plan are includable in the gross income of the Participant and subject to immediate taxation, the Committee may, in its sole and absolute discretion, permit a lump sum distribution of the portions of the Participant’s Account balance determined to be includable in the Participant’s gross income.

7.5   DEATH BENEFIT. With respect to individuals who were Participants before 2008, a death benefit in the amount of $100,000 shall be paid to the Beneficiaries of any insured Participant who dies while in the employ of the Company. Such benefit shall be paid within the 90-day period after the Participant’s death, provided that such Beneficiaries provide the Committee with such verification of the Participant’s death as the Committee may require. Such payment shall be in addition to any other distribution that the Beneficiaries may be entitled to under this Plan.

7.6   SPECIFIED EMPLOYEES. Notwithstanding anything herein to the contrary, to the extent necessary to avoid the imposition of tax under section 409A, no distribution shall be made to a Participant who is a “specified employee” within the meaning of section 409(a)(2)(B)(i) until six months after the Participant’s Termination of Employment.

SECTION 8 - ADMINISTRATION

8.1   COMMITTEE AUTHORITY. The Plan shall be administered by the Committee on behalf of the Company. The Committee (or its delegate) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other Plan documents and to decide all matters arising in connection with the operation or administration of the Plan. Without limiting the generality of the foregoing, the Committee shall have the sole and absolute discretionary authority: (a) to take all actions and make all decisions with respect to the eligibility for, and the amount of, benefits payable under the Plan; (b) to formulate, interpret and apply rules, regulations and policies necessary to administer the Plan in accordance with its terms; (c) to decide questions, including legal or factual questions, relating to the calculation and payment of benefits under the Plan; (d) to resolve and/or clarify any ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and (e) to process and approve or deny benefit claims and rule on any benefit exclusions. All determinations made by the Committee (or any delegate) with respect to any matter arising under the Plan and any other Plan documents including, without limitation, any question concerning eligibility and the interpretation and administration of the Plan shall be final, binding and conclusive on all parties. To the extent that a form prescribed by the Committee to be used in the operation and administration of the Plan does not conflict with the terms and provisions of the Plan document, such form shall be evidence of (i) the Committee’s interpretation, construction and administration of this Plan and (ii) decisions or rules made by the Committee pursuant to the authority granted to the Committee under the Plan. Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.

8.2   LIABILITY AND INDEMNIFICATION. No member of the Committee and no officer, director or employee of the Company shall be liable for any action or inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to fraud. Further, no such person shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf in connection with the Plan. The Company shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan (other than as a Participant), except with regard to matters as to which he or she shall be adjudged in such action to be liable for fraud or willful misconduct in the performance of his or her duties.

8.3 PLAN EXPENSES. All expenses incurred in administering the Plan will be paid by the Company.

SECTION 9 - CLAIMS PROCEDURE

9.1   INITIAL CLAIM. Any claim by a Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee or such other person designated by the Committee from time to time for such purpose. If the designated person receiving a claim believes that the claim should be denied, he or she shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof (this period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension). Such notice shall (a) set forth the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) describe any additional material or information necessary to perfect the claim, and explain why such material or information, if any, is necessary, and (c) inform the Claimant of his or her right pursuant to this Section to request review of the decision.

9.2   CLAIM APPEAL. A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after the date on which such denial is received. Such period may be extended by the Committee for good cause shown. The claim will then be reviewed by the Committee. If the Committee deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Claimant shall be entitled to be represented by counsel. The Committee shall decide whether or not to grant the claim within sixty (60) days after receipt of the request for review, but this period may be extended by the Committee for up to an additional sixty (60) days in special circumstances. Written notice of any such special circumstances shall be sent to the Claimant. Any claim not decided upon in the required time period shall be deemed denied. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion based on the Plan and other relevant documents and shall be final, conclusive and binding on all persons.

9.3 COSTS. A Claimant shall be solely responsible for the individual’s cost of filing any claim or claim appeal hereunder.

SECTION 10 - THE TRUST

10.1   ESTABLISHMENT OF TRUST. Although the Company is responsible for the payment of all benefits under the Plan, the Company may, in its discretion, contribute funds to a grantor trust for the purpose, as it deems appropriate, of paying benefits under this Plan. Such trust may be irrevocable, but assets of the trust shall be subject to the claims of creditors of the Company. To the extent any benefits provided under the Plan are actually paid from the trust, the Company shall have no further obligation with respect thereto but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid, by the Company. The Participants shall have the status of unsecured creditors insofar as their legal claim for benefits under the Plan and the Participants shall have no security interest in the grantor trust.

SECTION 11 - MISCELLANEOUS

11.1   SECURITIES LAW COMPLIANCE. The Committee shall impose such rules designed to facilitate compliance with Federal and state securities laws, including, to the extent applicable, the limitations of Section 4(2) under the Securities Act of 1933, as amended, and shall have the authority to suspend the Plan and take any action necessary, including revoking a Participant’s salary deferral elections, prospectively and/or retroactively, to ensure that the Plan complies with Federal and state securities laws.

11.2   NO RIGHT OF EMPLOYMENT. Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of an Employer as an executive or in any other capacity or to interfere with an Employer’s right to discharge him at any time for any reason whatsoever.

11.3   NON-ALIENATION OF BENEFITS. The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.

11.4   BENEFITS NOT SECURED. Neither Participants nor Beneficiaries shall have legal or equitable rights, claims or interests in any specific assets or property of the Company, nor shall they be the beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned, or which may be acquired by, the Company (“Policies”). Any such Policies or other assets of the Company shall be, and remain, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

11.5   AMENDMENT OR TERMINATION OF PLAN. The Board (or any duly authorized committee thereof) may amend this Plan from time to time in any respect, and may at any time terminate the Plan in its entirety; provided, however, that no amendment or termination shall adversely alter or impair a Participant’s or Beneficiary’s right to an accrued benefit under this Plan without the consent of the Participant or Beneficiary affected thereby. In the event of a termination of the Plan (i) all Account balances shall thereupon become one hundred percent (100%) vested and (ii) the Company may distribute each Participant’s and Beneficiary’s Account balance and have no further obligations hereunder.

11.6   ADJUSTMENTS. At the request of the Company, the Committee may, with respect to a Participant, adjust such Participant’s benefit under this Plan or make such other adjustments with respect to such Participant as are required to correct administrative errors or provide uniform treatment of Participants in a manner consistent with the intent and purpose of this Plan.

11.7   OBLIGATION TO COMPANY. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company, or any benefit plan maintained by the Company, then the Company may offset such amount owed to it or such benefit plan against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

11.8   PROVISIONS FOR INCAPACITY. If the Committee deems any person entitled to receive any benefit under the provisions of this Plan incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetency, or incapacity of any kind, the Committee may, in its sole discretion, take any one or more of the following actions: (i) apply such benefit directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; or (iii) pay such benefit to any other person selected by the Committee to disburse such payment for the comfort, support and maintenance of the person entitled thereto, including, without limitations, to any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the payment may be. The Committee may, in its sole discretion, deposit any payment due to a minor to the minor’s credit in any savings or commercial bank of the Committee’s choice.

11.9   GENDER, SINGULAR AND PLURAL. All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.10 LAW GOVERNING. Except to the extent preempted by ERISA this Plan shall be construed, regulated and administered under the laws of the State of Connecticut.

11.11 SUCCESSORS AND ASSIGNS. This Plan shall be binding upon the Company and its successors and assigns.

11.12   SEVERABILITY. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed.

11.13   WITHHOLDING. All payments under this Plan shall be subject to the withholding of such amounts relating to federal, state or local taxes as the Company determines it should withhold based on applicable law or regulations.

11.14   ENTIRE AGREEMENT. This Plan and Participant elections hereunder shall constitute the entire agreement between the Company and a Participant pertaining to the subject matter herein and supersedes any other plan or agreement, whether written or oral, pertaining to the subject matter herein. No agreements or representations, other than as set forth herein, have been made by the Company with respect to the subject matter herein.